Exhibit 10.03

September 4, 2013

Mr. Lindon G. Robertson

3530 W. Galloway Drive

Richfield, OH 44286

Dear Lindon:

I  am very happy to extend to you an offer to become part of Brooks and our executive team.    Our numerous discussions have only solidified my strong initial impressions that you are the person for this role.  I truly believe you will be a tremendous complement to the leadership team as we tackle the challenges and opportunities ahead of us.  I am fully confident your decision to join Brooks will result in a very rewarding personal and professional experience.

On behalf of Brooks, I am pleased to provide you the terms of our offer to become Executive Vice President and Chief Financial Officer.  In this executive officer role, you will report to me and have responsibility for leading and managing Brooks’ global financial strategy, including establishing long range financial planning and policies while establishing positive relationships with our shareholders and the financial community.  This position is directly accountable for the controller, financial planning, accounting, treasury, tax and information technology functions.

A summary of the terms are as follows:

1.

Your base salary will be set initially at $425,000 annually, and paid biweekly.  Subsequent salary reviews for executive positions are normally conducted annually and adjustments become effective in January.  Your base salary will first be reviewed after the completion of fiscal year 2014.

2.

You are eligible to participate in the annual Performance Based Variable Compensation Plan for FY 2014 (Plan year beginning 10-01-13), with an annual target of 100% of base salary paid and an upside potential to 150% of annual target.  Payment of variable compensation is subject to meeting aggressive but achievable corporate and individual goals and objectives defined and agreed upon for 2014 and subsequent years.

3.

You will be a participant in the Company’s Executive Equity Incentive Plan (EIP) for FY 2014 and, subject to final Board approval at its next scheduled meeting in November,  will receive an initial grant of restricted stock units (RSUs) with a value no less than $650,000.  This award will be in a mix of time-based and/or performance-based RSUs consistent with other senior executives.  You will be eligible for subsequent awards in future years.

In addition, subject to final Board approval, you will receive an equity grant of 60,000 time-based RSUs.  These RSUs will vest over a three year period in equal installments on each of the first three anniversaries of your hire date.

Brooks’ equity grant documents provide for accelerated vesting of unvested equity grants if there is a qualifying termination within one year following a change in control of Brooks.  All terms relating to your equity awards will be governed exclusively by the Company’s Amended and Restated 2000 Equity Incentive Plan (or any subsequent equity plan) and related award agreements or notices.

Mr. Lindon G. Robertson

4.

You will be eligible for our Company sponsored benefit plans.  Brooks currently pays a majority (approximately 70%) of the cost of medical, dental and vision insurance and 100% of the cost of life and disability insurance.  The Company also offers a 401(k) savings and retirement plan with a 4.5% company match, an Employee Stock Purchase Plan with a 15% discount, a non-qualified Deferred Compensation Plan and a Flexible Leave time off policy. Enclosed is a summary of these plans.

5.	The following is the basis for salary continuation eligibility in the unlikely event we separate our employment relationship.
•	If you should voluntarily terminate employment in the future, Brooks will provide you with your pro-rata base salary up to your termination date.
•

If Brooks terminates your employment without “cause” (as defined in Brooks’ equity grant documents), you will be eligible for salary continuation payments at your then current base salary for a period of twelve months from your termination date.  In addition, you will continue to be covered under the Company’s medical, dental and vision plans at the same contribution level as current active employees while you are receiving salary continuation payments.  Any salary continuation or benefits will be conditioned upon your signing the Company’s customary Separation Agreement and Waiver of Claims.

•	If Brooks terminates your employment for cause, you will receive your pro-rata base salary up to your termination date.
•

For purposes of Section 409A of the Internal Revenue Code (“Section 409A”), each installment of salary continuation or other payment shall be deemed to be a “separate payment” (within the meaning of Section 409A), and each payment shall be deemed exempt from the definition of nonqualified deferred compensation to the fullest extent possible under the short-term deferral exception and the involuntary separation pay exception of the Section 409A regulations.

6.

Brooks understands and supports the requirement for your family to remain in Ohio until your child graduates from high school in June, 2015.  Accordingly, from your start date at Brooks through June, 2015, Brooks will assist in your long distance commute as follows:

•	Provide a monthly allowance of $2,500 to defray the expense of local Chelmsford area housing. We will assist you in your efforts to find suitable accommodations.
•

Reimburse you for coach airfare between greater Boston and Cleveland for up to nine round trips per quarter.  In turn, you agree to apply any frequent flier miles you accumulate to offset several of these trips.

•	Both of these items will be eligible for tax gross up.
7.

Brooks will provide you with relocation benefits and professional support to transfer to the greater Boston, MA area within two years of your hire date.  These benefits will provide reimbursement or direct payment of eligible relocation expenses associated with your move up to $100,000 and we will be flexible in working with you to ease any financial and contingent issues that may arise.

Eligible relocation expenses as required will include:

•	Actual cost of moving household goods
•	House hunting trip(s) prior to your move
•	Temporary living and storage expenses for up to 2 months for you and your family
•	Travel expenses associated with moving your family to the new residence
•

Assistance with the sale of your current home under the Company’s arrangement with its relocation vendor.  Assistance will include the reimbursement of a broker’s commission and eligible seller expenses and fees

Mr. Lindon G. Robertson

•	Assistance with the rental or purchase of a new residence in the greater Boston, MA area to include eligible fees and expenses associated with the purchase at closing or rental acquisition
•	Miscellaneous expense allowance of $10,000
•	Non-deductible expenses, except for the expense allowance, are eligible for gross-up of federal and state tax.

As part of our customary relocation policy, if you should voluntarily terminate employment with Brooks within one year of your hire date, 100% of relocation assistance payments must be reimbursed to the Company.  If you should voluntarily terminate employment during the second year following hire, 50% of relocation assistance benefits must be reimbursed to Brooks.

You will be required to successfully complete the Company’s customary background check process.  This offer will remain open until September 6, 2013.    If accepted, you will also be required to execute our standard Employee Non-Solicitation and Proprietary Information Agreement and agree to the Company’s clawback terms.  Both forms are enclosed.

Lindon, we are truly excited with the prospects of you joining Brooks and working with you to realize the full value of our Company. We believe we have assembled an outstanding team of people that will certainly benefit from your management. Your experience, intellect and skills will be critical in helping lead as we seek to grow Brooks for the benefit of its shareholders, customers, employees and you personally.

We look forward to your acceptance and our mutually agreed start date.  Please sign and return one copy of this letter in the enclosed envelope provided or you may fax a copy of your acceptance to Bill Montone in Human Resources at 978-262-2508.  Thank you.

Sincerely yours,

/s/ Stephen S. Schwartz

Stephen S. Schwartz
Chief Executive Officer

cc:	William T. Montone, SVP Human Resources
`	Lenny Vairo, Russell Reynolds Associates
File

Enclosures

Acceptance	/s/ Lindon G. Robertson	9/5/2013
	Signature	Date

October 1, 2013
Start Date

BROOKS AUTOMATION, INC.

Clawback Terms

The undersigned agrees that if the Brooks Automation, Inc. (the “Company”)  is required to prepare an accounting restatement due to material noncompliance of the Company, as a result of the undersigned’s misconduct or gross negligence, with any financial reporting requirement under the United States securities laws, including Section 304 of the Sarbanes-Oxley Act of 2002, then, in addition to any penalty prescribed by law, the undersigned shall forfeit or repay to the Company, as the case may be, all of the following: any annual performance incentive (or similar annual cash bonus or incentive) paid during the twelve (12) month period following the date of the first public issuance or filing with the SEC of the deficient financial document, any gain on the sale of Company securities during the same period, any shares received during that same period upon exercising or vesting in any equity-based award granted to the undersigned by the Company, and any unvested and/or unexercised equity-based incentive awards granted to the undersigned by the Company.

ACKNOWLEDGED AND AGREED:

/s/ Lindon G. Robertson

Lindon G. Robertson

9/5/2013